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                                                                   Exhibit 2(ii)


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                               HAVEN HOLDING, INC.

         Pursuant to the provisions of the Florida Business Corporation Act, Chapter 607, Florida Statutes, the undersigned corporation certifies as follows and adopts the following Articles of Amendment to its Articles of Incorporation:

         1.       The name of the corporation is: HAVEN HOLDING, INC.

         2. The Articles of Incorporation of the said Florida corporation were filed on October 28, 1999, and assigned document # P99000095866.

         3. The following amendments of the Articles of Incorporation were adopted by the sole incorporator of the corporation, there being no shares yet issued by the corporation.

                  ARTICLES III and VI are hereby deleted in their entirety and new ARTICLES III and VI are adopted as follows:

                          "ARTICLE III - CAPITAL STOCK

                  The total authorized capital stock of this Corporation shall consist of Fifty Million (50,000,000) shares of voting common stock, having a par value of $.001 each, amounting in the aggregate to Fifty Thousand Dollars ( $50,000.00). All stock when issued shall be fully paid for and shall be nonassessable and shares of the Corporation are not to be divided into classes.

                  The holders of the outstanding capital stock shall be entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property, or in shares of the capital stock of the Corporation. In any event, dividends on the common stock of this Corporation shall have no cumulative rights whatsoever and dividends will not accumulate if the Directors do not declare dividends, whether or not there is a surplus available to the Board of Directors for payment of dividends.

                  Each shareholder of this Corporation shall have one vote per share of issued and outstanding shares."







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                             "ARTICLE VI - DIRECTORS

                  The Corporation shall have a maximum of seven (7) Directors, under such terms and conditions as shall be specified in the Bylaws."

         4. The date of adoption for each of the above amendments is January 14, 2000.




Signed this 18th day of January 2000.




                                              ---------------------------------
                                              John O'Keefe
                                              Incorporator







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